HYBRID FUELS INC.
                         (Formerly Polo Equities, Inc.)
                          (A Development Stage Company)





                              FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
                          June 30. 2000, 1999 AND 1998






                           WILLIAM J BUTCHER, CPA P.S.
                ----------Certified Public accountant-----------


                                 1620 3rd Street
                              Marysville, WA 98205
                              Phone (360) 658-8347
                              FAX - (360) 658-1165

                                TABLE OF CONTENTS



Accountant's Report                                    1

Financial Statements

     Balance Sheet                                     2

     Statement's of Loss and Accumulated Deficit       3

     Statements of Cash Flows                          4

     Statements of Changes in Stockholders' Equity     5


Notes to Financial Statements                        6-8

                                           Hybrid Fuels, Inc.
                                     (Formerly Polo Equities, Inc.)
                                     (A Development Stage Company)
                                    Statement of Financial Position
                            for the years ended June 30, 2000, 1999 and 1998


                                              ASSETS
                                              ------

CURRENT ASSETS                                         June 30, 2000    June 30, 1999    June 30, 1998
--------------                                        ---------------  ---------------  ---------------

     Cash                                             $          485   $            0   $       56,976
                                                      ---------------  ---------------  ---------------
          Total Current Assets                                   485                0           56,976

OTHER ASSETS
------------
     Deposit on Plant (Note 5)                               170,561                0                0
     Stockholder Note Receivable (Note 6)                    150,000                0                0
                                                      ---------------  ---------------  ---------------
          Total Other Assets                                 320,561                0                0

TOTAL ASSETS                                                 321,046                0           56,976
                                                      ==============  ===============  ================

                            LIABILITIES AND STOCKHOLDERS EQUITY
                            -----------------------------------

CURRENT LIABILITIES
-------------------
     Accounts Payable                                             39                0                0
     Stockholder Payable (Note 7)                            266,144          293,183          150,580
                                                      ---------------  ---------------  ---------------
          Total Current Liabilities                          266,144          293,183          150,580

STOCKHOLDERS' EQUITY
--------------------
     Common Stock 001 par value
          50,000,000 shares authorized; is, 103,420
          shares issued and outstanding at June 30,
          2000,16,923,600 shares issued and
          outstanding at June 30, 1999, 15,000,000
          shares issued and outstanding at June 30,
          1998. (Note 8)                                      18,103           16,924           15,000

     Additional Paid in Capital                              362,074           15,074            3,398
     Deficit accumulated.                                   (325,275)        (325,181)        (112,002)
                                                      ---------------  ---------------  ---------------
          Total Stockholders' Equity                          54,902         (293,183)         (93,604)


TOTAL LIABILITIES AND STOCKHOLDERS EQUITY             $      321,046   $            0   $       56,976
                                                      ==============  ===============  ================


   The accompanying notes are an integral part of these financial statements.

                                              Hybrid Fuels, Inc
                                       (Formerly Polo Equities, Inc.)
                                        (A Development Stage Company)
                                 Statement of Losses and Accumulated Deficit
               for the years ended June 30, 2000, 1999 and 1998 and Inception to June 30, 2000

                                                                                                 Inception
                                                                                             February 26, 1960
                                                                                                through
                                           June 30, 2000    June 30, 1999    June 30, 1999    June 30, 2000
                                          ---------------  ---------------  ---------------  -----------------
REVENUE                                   $                $                $                $
     Sales                                             0                0                0                  0

     Cost of Sales                                     0                0                0                  0
                                          ---------------  ---------------  ---------------  -----------------
     Gross Profit                                      0                0                0                  0
EXPENSES
     Accounting Fees                                   0           13,650                0             13,650
     Advertising                                       0              147                0                147
     Automobile                                        0                0              545                545
     Banking                                          55              119              261                435
     Commissions                                       0            3,307                0              3,307
     Contract Labor                                    0            1,961                0              1,961
     Executive Compensation                            0           62,818           55,757            118,575
     Filing & Registration fees                        0                0            5.000              5,000
     General & Administration                          0                0                0             18,398
     Insurance                                         0              450            2,635              3,085
     Legal Fees                                        0            8,500                0              8,500
     License & Permits                                 0              125                0                125
     Marketing                                         0            2,664            2,923              5,587
     Miscellaneous                                     0              749              400              1,149
     Office Expense                                   39            3.114              468              3,621
     Postage & Delivery                                0            6,241              431              6,671
     Printing & Reproduction                           0           11,004            6,566             17,570
     Professional Fees                                 0           70,755           12,459             83,214
     Rent                                              0           13,457            1,793             15,249
     Security                                          0            1,142              106              1,248
     Telephone                                         0           11,694            1,746             13,440
     Travel & Entertainment                            0            1,284            2,515              3,799
                                          ---------------  ---------------  ---------------  -----------------
     Total operating Expenses                         94          213,180           93,604            325,275
                                          ---------------  ---------------  ---------------  -----------------
Net (Loss)                                           (94)        (213,180)         (93,604)  $       (325,275)
                                                                                             =================
Accumulated Deficit beginning of period         (325,181)        (112,002)         (18,398)

Accumulated Deficit end of period         $     (325,275)  $      325,181   $     (112,002)
                                          ===============  ===============  ===============


   The accompanying Dotes arc an integral part of these financial statements.

                                                        Hybrid Fuels, Inc.
                                                  (Formerly Polo Equities. Inc.)
                                                   (A Development Stage Company)
                                                  Statement of Cash Flows for the
                             years ended June 30, 2000, 1999, arid 1998 and Inception to June 30, 2000


                                                                                                                     Inception
                                                                                                                 February 26, 1960
                                                                                                                      through
                                                               June 30, 2000      June 30, 1999    June 30, 1998    June 30, 2000
                                                            ------------------  ----------------  ---------------  ---------------
CASH FLOWS PROM OPERATING ACTIVITIES                                       (94)  $     (213,180)  $      (93,604)  $     (325,275)
     Net Loss
     Adjustments to reconcile net loss to cash
          used in operating activities
          Changes in assets and liabilities

               Accounts Payable                                             39                0                0               39

                    Net cash used in operating activities                  (55)        (213,180)         (93.604)        (325,236)

CASH FLOWS FROM IN VESTING ACTIVITIES

     Loan to Blue Mountain                                                  61                0                0         (170,56l)

          Net cash provided (used) by investing activities            (170,561)               0                0         (170,561)
                                                            ------------------  ----------------  ---------------  ---------------

CASH FLOWS FROM FINANCING ACTIVITIES

     Shareholder Note Receivable                                      (150,000)               0                0         (150,000)

     Shareholder Loans Payable                                         (27,078)         142,603          150,580          277,602

     Sale of common stock                                              348,179           13.600                0          368,680
                                                            ------------------  ----------------  ---------------  ---------------
          Net cash provided (used) by financing activities             171,101          156,203          150,580          496,282

NET INCREASE (DECREASE) IN CASH                                            485          (56,976)          56,976              485

CASH AT BEGINNING OF PERIOD                                                  0           56,976                0                0
                                                            ------------------  ----------------  ---------------  ---------------
CASH AT END OF PERIOD                                       $              485                0           56,976   $          485
                                                            ==================  ================  ===============  ===============


      The accompanying notes are an integral part of these financial statements.

                                                Hybrid Fuels, Inc.
                                          (Formerly Polo Equities, mc,)
                                          (A Development Stage Company)
                                  Statement of Changes in Stockholders' Equity
                               for the years ended June 30, 2000, 1999 and 1998



                                                        Common Stock                         Deficit
                                                   ---------------------------              Accumulated
                                                                                 Additional  during the
                                                                   Par Value      Paid-in   development
                                                      Shares        Amount       Capital        stage     Total
                                                   -------------  -----------  ------------  ---------  ---------
Balance at June 30,1997                            $ 15,000,000       15,000         3,398    (18,398)         0
                                                   ============  ===========  ============  =========  ==========
Net loss June 30. 1997                                                                        (93,604)   (93,604)
                                                                                             ---------  ---------

Balance at June 30, 1998                             15,000.000       15,000         3,398   (112,002)   (93,604)
                                                   ============  ===========  ============  =========  ==========
Issuance of 1,000,000 shares common stock on
Aug 4,1998, (Note 8)                                  1,000,000        1,000        (1,000)         0          0

Issuance of 2,400 shares common stock on Sept.
19, 1998 for cash.                                        2,400            3         3,597          0       3600

Issuance of 21,200 shares common stock on Nov
24, 1998 for cash                                        21,200           21         9,979          0     10,000

Issuance of 900,000 shares common stock on
March 23, 1999, (Note 8)                                900,000          900          (900)         0          0

Net loss June 30. 1999                                                                  0    (213,180)  (213,180)
                                                   -------------  -----------  ------------  ---------  ---------

Balance at June 30, 1999                             16,923,600       16,924        15,074   (325,181)  (293,183)
                                                   ============  ===========  ============  =========  ==========

Issuance of 5,000 shares common stock on Sept 1,
1999 for cash                                             5,000            5         2,495          0      2,500

Issuance of 15,000 shares common stock on Oct 8,
1999 for cash                                            15,000           15         7,485          0      7,500

Cancellation of August 4, 1998 1,000,000 share
issuance and March 23, 1999 900,000 share
issuance (Note 8)                                    (1,900,000)      (1,900)        1,900          0          0

Issuance of 29,050 shares common stock on Jan 6,
2000 for cash                                            29,050           29        16,971          0      1,700

Issuance of 17.730 shares common stock on Feb 7,
2000 for cash                                            17,730           18        12,662          0     12,680

Issuance of 13.040 shams common stock on March
17, 2000 for cash                                        13,040           13         8,487          0      8,500

Issuance of 1,500,000 shares common stock on
February 17. 2000 pursuant to subscription
agreement                                             1,500,000        1,500       148,500          0    150,000

Issuance of 1,500,000 shares common stock on
February 17, 2000 pursuant to subscription
agreement                                             1,500,000        1,500       148,500          0    150,000

Net loss June 30, 2000                                        -            -             0        (94)       (94)
                                                   -------------  -----------  ------------  ---------  ---------

Balance at June 30,2000                              18,103,420       18,103       362,074    325,275     54,902
                                                   ============  ===========  ============  =========  ==========


      The accompanying notes are an integral part of these financial statements.

                               HYBRID FUELS, INC.
                         (Formerly Polo Equities, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE  1.  THE  COMPANY
----------------------

The Company was originally incorporated in the state of Florida on February 16, 1960 as Fiberglass industries Corporation of America. On August 29, 1966, the Company changed its name to Rocket-Atlas Corp. and again changed its name on November 21, 1966 to Rocket Industries, Corporation. On January 27, 1984, the Company changed it's name to Polo Investment Corp. of Missouri, Inc. On August 2, 1985 the name was changed to Medical Advanced Systems, Inc. and on June 3, 1993 the Company changed its name to Polo Equities, Inc

In May 1998, the Company caused a Nevada corporation to be formed under the name Polo Equities, Inc., (a Nevada corporation), (Polo) with authorized capital of 50,000,000 shares of $.001 par value common stock. The Company then merged with Polo pursuant to Articles of Merger adopted May 28, 1998 and filed with the State of Nevada on June 10, 1998, which changed its domicile to Nevada.

On May 29, 1998 the Company changed its name to Hybrid Fuels, Inc., the current name.

In May of 1998, in a stock for stock exchange, the Company acquired Hybrid Fuels, USA, Inc. and 330420 B.C. Ltd., which changed its name to Hybrid Fuels (Canada) Inc., As part of the acquisition, the Company acquired the technology necessary for the Company's current operations. The Company operates through its wholly owned subsidiaries, Hybrid Fuels, U.S.A., Inc, and Hybrid Fuels (Canada) Inc.

Prior to the acquisition of Hybrid Fuels, U.S.A., Inc, and Hybrid Fuels (Canada) Inc. the Company had no significant operations and was seeking a business opportunity.

NOTE  2.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
--------------------------------------------------------

This summary of significant accounting policies of Hybrid Fuels, Inc. (the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.


NATURE  OF  OPERATIONS
----------------------

See  The  Company  above


CASH  AND  CASH  EQUIVALENTS
----------------------------

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.


PROPERTY  AND  EQUIPMENT
------------------------

Property and equipment are stated at the lower of cost or fair market value. Depreciation is computed for financial statement purposes as well as for federal income tax purposes using the MACRS (Modified Accelerated Cost Recovery System) method of depreciation. Equipment is depreciated over five years. Software is amortized over five years.


INCOME  TAXES
-------------

The Company has not filed any tax returns. It is anticipated that if tax returns were filed, the company would have net operating losses. The current deficit of $325,275 at June 30, 2000 would potentially create a similar net operating loss, which could begin expiring for tax purposes in 2004.

                               HYBRID FUELS, INC.
                         (Formerly Polo Equities, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

USE  OF  ESTIMATES
------------------

The preparation of financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

FOREIGN  EXCHANGE
-----------------

Some financial activity was based on Canadian dollars and translated on June 30. 2000 using the rate of (C$/US$) 1.468 or a multiplier of .6812.


NOTE  3.  GOING  CONCERN
------------------------

Because of a deficiency in working capital and significant operating losses, there is doubt about the ability of the Company to continue in existence unless additional working capital is obtained. The Company currently has plans to raise sufficient working capital through equity financing and through the acquisition of companies having sufficient assets and cash flow to enable the Company to be self-sufficient and profitable. The Company has acquired an option to purchase a Beef Packing Plant which it anticipates will begin operations about the beginning  of  November,  2000.  See  NOTE  5


NOTE  4.  COMPANY  FACILITIES
-----------------------------

The Company currently uses office space at #214-2791 Hwy 97 N, Kelowna, B.C., VIX4J8, which is provided by a shareholder at no cost to the Company. The President also maintains an office in his home at no cost to the Company.


NOTE  5.  DEPOSIT
-----------------


The Company deposited $250,000 Canadian Dollars ($170,561 USD), to Mega Holdings, Ltd., pursuant to an agreement to purchase a beef processing plant owned by Mega Holdings, Ltd. The Company has agreed to purchase the beef processing plant facility including land, buildings and equipment for $3,000,000 Canadian Dollars. The property, buildings and related equipment were appraised in 1996 at a replacement value of $4,990,000 Canadian Dollars, during a time in which the plant was dormant and in need of repair. The purchase agreement requires an additional payment of $150,000 Canadian Dollars within 45 days of acceptance, which made it due on June 24, 2000, the parties have agreed to extend the deadline for the payment. Upon completion of the purchase this beef processing plant will be operated by Blue Mountain Packers, Ltd., The Company intends to acquire the issued and outstanding shares of stock of Blue Mountain Packers, Ltd. and operate this corporation as a wholly owned subsidiary. Blue Mountain Packers, Ltd. recently received certification by the Canadian Food Inspection Agency of the Government of Canada, Department of Agriculture for the processing of Canadian beef.


NOTE  6.  STOCKHOLDERS  LOAN  RECEIVABLE
----------------------------------------

On February 17, 2000 the Company executed a subscription agreement and note whereby the Company would receive $150,000 for 1,500,000 shares common stock. The note was interest free and is to be received within one (1) week of the Company being re-listed on the OTC:BB or other suitable exchange.


NOTE  7.  NOTE  RECEIVABLE  BLUE  MOUNTAIN
------------------------------------------

On September 15, 2000, the Company issued a note to Douglas Dickie dba Deelay Holdings for $33,638 USD due and payable on or before September 15, 2001 plus interest in the amount of $2,691 USD and passed this loan through to Blue Mountain Pakers Ltd., which executed a note at the same terms.

                               HYBRID FUELS, INC.
                         (Formerly Polo Equities, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE  8.  STOCKHOLDERS  LOAN  PAYABLE
-------------------------------------

Advanced by the controlling shareholder of the Company; The money was advanced to the Company with no specific term of repayment.


NOTE  9.  DIRECTOR  PAYABLE
---------------------------

The President and Director Clay Larson, has paid office and related expenses for the Company, from his personal funds in the amount of $2,187 USD. The Company has agreed to reimburse him for these expenses.


NOTE  10.  STOCKHOLDERS  EQUITY
-------------------------------

The issuer was originally incorporated in Florida as Fiberglass Industries Corp of America in February, 1960 with authorized capital of 500,000 shares with a par value of $.10 per share.

In October, 1964, the Company changed its authorized capital to 1,500,000 shares of common stock with a par value of $.10 per share

On  November  21,  1966,  the  Company  changed  its  name to Rocket Industries,
Corporation. and at that time authorized capital was increased to 3,000,000 shares and par value was changed to $.05 per share.

On January 27, 1984, the Company changed its name to Polo Investment Corp of Missouri Inc. and increased its authorized capital to 30,000,000 shares.

On June 3, 1993, the Company changed its name to Polo Equities, Inc. and increased its authorized capital to 50,000,000 shares common stock with a par value of $.001 per share.

In May 1998, the Company caused a Nevada corporation to be formed under the name Polo Equities, Inc., ( a Nevada corporation), with authorized capital of 50,000,000 shares of $.001 par value common stock. The Company then merged with Polo pursuant to Articles of Merger adopted May 28, 1998 and filed with the State of Nevada on June 10, 1998, which changed its domicile to Nevada.

On May 29, 1998, the Company changed its name to Hybrid Fuels, Inc., the current name.

In accordance with the terms of an acquisition agreement, 12,000,000 of the 15,000,000 shares outstanding at the time, were canceled and 12,000,000 treasury shares were issued in a share for share exchange by which the issuer became the owner of all of the issued and outstanding shares of Hybrid Fuels, USA Inc. and 330420 B.C. LTD. That Company changed it's name to Hybrid Fuels (Canada) Inc. By acquiring control of that company, this Company gained control of the intellectual property.

On August 4, 1998, the Company 's Board of Directors authorized the issuance of 1,000,000 shares common stock to individuals without consideration. On March 23, 1999, the Company's Board of Directors issued an additional 900,000 shares common stock, also without consideration. On August 21, 1999, the Board of Directors resolved that share certificates numbered 10166 through 10174 totaling 1,000,000 shares common stock and certificates numbered 10212 through 10220 totaling 900,00 shares common stock were issued without adequate consideration being paid to the Company and were therefore not fully paid and non-assessable. The Company cancelled the share certificates and indemnified the transfer agent, Standard Registrar and Transfer Company Inc., for any costs or liability it may incur in any way arising out of the cancellation of such shares and the transfer agent removed the 1,900,000 shares from the stockholder list effectively reversing the issuance. Six of the canceled certificates, totaling 550,000 shares, have been endorsed and returned to the Company for cancellation.

                               HYBRID FUELS, INC.
                         (Formerly Polo Equities, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE  11. U.S.A. SECURITIES  AND  EXCHANGE  COMMISSION
------------------------------------------------------

On November 7, 2000, the Company filled a Form SB-2 Registration Statement under The Securities Act of 1933 with the Securities and Exchange Commission. Registration File Number 333-49424. The Company has been advised by the Securities and Exchange Commission that the June 30, 2000, Financial Statements needed to be updated and resubmitted as an amended submission.